Exhibit 99.1

January 4, 2019

Re: ICON Equipment and Corporate Infrastructure Fund Fourteen, L.P. (the “Fund”)

Dear Investor:

As you are aware, the Fund has been in liquidation for some time. The Fund is not making any new investments and we have been managing the orderly liquidation of the remaining assets.

In order to reduce the expenses incurred by the Fund and maximize potential distributions to you, ICON GP 14, LLC, the General Partner of the Fund, determined that it is in the best interest of the Fund’s limited partners to transfer all of its remaining assets and liabilities to the ICON Equipment and Corporate Infrastructure Fund Fourteen Liquidating Trust, a Delaware Statutory Trust (the “Liquidating Trust”). As of December 31, 2018, your units of limited partnership interests in the Fund are now represented by an equal number of beneficial interests in the Liquidating Trust. In the future, any distributions you may receive will be from the Liquidating Trust rather than the Fund. The Liquidating Trust will be governed by a Liquidating Trust Agreement that appoints ICON Capital, LLC as managing trustee of the Liquidating Trust (the “Trustee”).

Accordingly, a certificate of cancellation terminating the Fund’s legal existence was filed in the State of Delaware and was effective on December 31, 2018. In addition, the Fund's reporting obligations with the Securities and Exchange Commission (Forms 10-K, 10-Q and 8-K) ceased as of January 4, 2019.

The Trustee will file an annual report with the Securities and Exchange Commission under cover of Form 10-K including financial statements of the Liquidating Trust at the end of each calendar year. While the financial statements contained in such report will be prepared in accordance with generally accepted accounting principles, it is not contemplated that the financial statements will be audited by a registered public accounting firm. In addition, the Liquidating Trust will file information on Form 8-K to the extent that important information regarding its portfolio happens during the year.

You will receive your Form K-1s from the Fund for the year ended December 31, 2018 sometime in February 2019. All future Form K-1s and other information will come from the Liquidating Trust.

Should you have any questions, please contact our Investor Relations Department at (800) 343-3736.

ICON GP 14, LLC	100 Grossman Drive, Suite 301	Braintree, MA 02184 (800) 343-3736